UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 27, 2010

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement; Item 8.01 Other Events

On December 27, 2010, ATIC International Investment Company LLC, a company organized in Abu Dhabi (“ATIC International”) and an affiliate of Advanced Technology Investment Company LLC, a limited liability company established under the laws of the Emirate of Abu Dhabi and wholly owned by the Government of the Emirate of Abu Dhabi (“ATIC”), contributed all of the outstanding ordinary shares of GLOBALFOUNDRIES Singapore Pte. Ltd., a private limited company organized in Singapore (formerly Chartered Semiconductor Manufacturing Ltd.) (“GFS”), to GLOBALFOUNDRIES Inc., an exempted company incorporated under the laws of the Cayman Islands (“GF”), in exchange for 2,808,981 newly issued shares of GF Class A Preferred Shares (the “GFS Contribution”).

In connection with the GFS Contribution, Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), entered into the following agreements:

•	Amended and Restated Shareholders’ Agreement (the “Shareholders’ Agreement”), dated as of December 27, 2010 by and among the Company, ATIC, ATIC International and GF; and

•	Amended and Restated Funding Agreement (the “Funding Agreement”), dated as of December 27, 2010 by and among the Company, ATIC and GF.

Previous versions of the Shareholders’ Agreement and the Funding Agreement (the “Original Agreements”) were first entered into by the applicable parties in connection with the closing of the Master Transaction Agreement, the terms of which were previously reported on the Company’s Form 8-K filed with the SEC on March 5, 2009. The information from Items 1.01 and 5.02 of that Form 8-K is hereby incorporated by reference, and further describes the relationship among the Company, ATIC and GF which includes, among other matters, ownership of the Company’s common stock, having a representative on the Company’s board of directors and being a party to the Wafer Supply Agreement. Set forth below are the material changes to the Original Agreements.

Amended and Restated Shareholders’ Agreement

The financial information to be provided by GF to the Company under the Shareholders’ Agreement will now include such information as required by the Company in connection with the change in accounting method for its investment in GF, as described below. In addition, subject to certain exceptions set forth in the Shareholders’ Agreement, the Company’s right to designate one representative to the GF board of directors will continue for at least two years following the date on which the Company’s ownership in GF, on a fully converted to GF ordinary shares basis, falls below 10 percent, the point at which the Company previously lost the right to such board representative.

Amended and Restated Funding Agreement

For each equity funding under the Funding Agreement on or after November 17, 2010, the securities issued in consideration thereof will consist solely of GF’s Class A Preferred Shares. In addition, the purchase price per Class A Preferred Share will now be determined by dividing GF’s net tangible assets (derived from its most recent fiscal year-end audited consolidated balance sheet) by GF’s total number of outstanding preferred shares (assuming the conversion of any outstanding GF Class A subordinated convertible notes into Class A Preferred Shares and Class B subordinated convertible notes into Class B Preferred Shares) as of the date of the balance sheet referred to above and multiplying by 1.10. Prior to November 17, 2010, the funding multiple was 0.90.

The foregoing summaries of the Shareholders’ Agreement and the Funding Agreement are qualified in their entirety by reference to the Shareholders’ Agreement and the Funding Agreement, which will be filed as exhibits to the Company’s next Annual Report on Form 10-K.

As of the closing of the GFS Contribution, the Company’s ownership of GF, on a fully converted to GF ordinary shares basis, is approximately 14%. In addition, commencing with the first fiscal quarter of 2011, the Company will begin accounting for its investment in GF under the cost method and will no longer recognize any share of GF’s net income (loss) in its statements of operations. In addition, as a result of the GFS Contribution, the Company expects to recognize in the first fiscal quarter of 2011 a non-cash gain related to the dilution of its equity interest in GF, the exact amount of which cannot be determined at this time. The Company will disclose such amount in a filing under the Securities Exchange Act of 1934 once determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2010	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant Secretary